EXHIBIT 10.8

Summary Description of the Compensation of
Non-Employee Directors of CSI Compressco GP Inc.

As of January 1, 2016, each director who is not an employee of CSI Compressco GP Inc. (the "general partner"), TETRA Technologies, Inc., or any of its subsidiaries ("TETRA"), receives non-cash compensation of $60,000 per year for attending regularly scheduled board meetings. The non-cash compensation is paid for the upcoming service year in the form of phantom unit awards that have an intended value of $60,000, prorated for any newly-elected director to such director's date of election and that vest over the service year as set forth below. Directors who are appointed as the chairmen of our Conflicts Committee and Audit Committee receive additional non-cash compensation of $5,000 and $10,000 per year, respectively, prorated from their respective dates of appointment in their initial year of service, which is also paid in the form of phantom unit awards. All such awards of phantom units are granted under our Amended and Restated 2011 Long Term Incentive Plan. Directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors. In addition, each non-employee director is paid an annual cash retainer of $60,000 per year, paid in quarterly installments. Effective July 1, 2016, the Board of Directors voluntarily agreed to a 10% reduction in the annual cash retainer to align with the employee wage and salary reductions implemented in 2016. The value of the equity award remains unchanged.

Directors who are also our officers or employees, or officers or employees of TETRA, do not receive any compensation for duties performed as our directors. Consequently, none of Mr. Knox, President of the general partner, Mr. Brightman, the President and Chief Executive Officer of TETRA, or Mr. Elkhoury, the Senior Vice President and Chief Operating Officer of TETRA, was compensated for his service as a director during 2016.

All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and committees.